EXHIBIT 99.4

FOURTH AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

Between

EPCO HOLDINGS, INC.,

as Pledgor

and

CITIBANK, N.A., INC.,

as Administrative Agent, as Secured Party

Effective as of March 31, 2023

FOURTH AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

THIS FOURTH AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT (this “Agreement”) is made effective as of March 31, 2023 (the “Effective Date”), by EPCO Holdings, Inc., a Delaware corporation (“Pledgor”), with principal offices at 1100 Louisiana St., Suite 1000, Houston, Texas 77002, in favor of CITIBANK, N.A., with offices at 1615 Brett Road, Building #2, New Castle, Delaware 19720, as Administrative Agent (in such capacity, the “Secured Party”) for the benefit of the several lenders now or hereafter parties to the hereinafter defined Credit Agreement (individually, a “Lender” and collectively, the “Lenders”).

RECITALS

A. On September 7, 2021, Pledgor, the Administrative Agent and the lenders party thereto entered into that certain Third Amended and Restated Credit Agreement (such agreement, as from time to time amended or supplemented prior to the date hereof, being hereinafter called the “Existing Credit Agreement”), pursuant to which the Lenders made available to Pledgor revolving credit loans on the terms and conditions set forth therein.

B. In connection with the Existing Credit Agreement, Pledgor executed and delivered that certain Third Amended and Restated Pledge and Security Agreement dated September 7, 2021 (the “Existing Pledge”), whereby Pledgor pledged, assigned and granted to Secured Party a security interest in the “Collateral” (as such term is defined in the Existing Pledge).

C. As of the date hereof, Pledgor, the Administrative Agent and the lenders party thereto are entering into that certain Fourth Amended and Restated Credit Agreement (such agreement, as from time to time amended or supplemented, being hereinafter called the “Credit Agreement”), amending and restating the Existing Credit Agreement, pursuant to which the Lenders are making available to Pledgor revolving credit loans on the terms and conditions set forth therein (the “Loans”)

D. It is a condition to the making of the Loans under the Credit Agreement that Pledgor amend and restate the Existing Pledge for the purposes set forth herein.

E. Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Pledgor and Secured Party hereby enter into this Agreement and herein agree as follows:

ARTICLE I

SECURITY INTEREST

Section 1.01 Pledge. Pledgor hereby pledges, assigns and grants to Secured Party a security interest in and right of set-off against the assets referred to in Section 1.02 (the “Collateral”) to secure the prompt payment and performance of the “Obligations” (as defined in Section 2.02) and the performance by Pledgor of this Agreement.

Section 1.02 Collateral. The Collateral consists of the following types or items of property which are owned by Pledgor:

(a) The Pledged Interests, but not any of Pledgor’s obligations from time to time as a holder of the Pledged Interests (unless the Secured Party or its designee, on behalf of Secured Party and the Lenders, shall elect to become a holder of the Pledged Interests in connection with its exercise of remedies pursuant to the terms hereof); and

(b) (i) The certificates or instruments, if any, representing the Pledged Interests, (ii) all distributions and dividends (cash, stock or otherwise), cash, instruments, rights to subscribe, purchase or sell and all other rights and property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Interests, (iii) all replacements and substitutions for any of the property referred to in this Section 1.02, including, without limitation, claims against third parties, and (iv) the proceeds, interest, profits and other income of or on any of the property referred to in this Section 1.02.

It is expressly contemplated that additional common units representing limited partner interests or other property may from time to time be pledged, assigned or granted to Secured Party by the Pledgor pursuant to the terms of this Agreement as additional security for the Obligations, and the term “Collateral” as used herein shall be deemed for all purposes hereof to include all such additional common units representing limited partner interests and other property, together with all other property of the types described in paragraph (b) above related thereto.

Section 1.03 Transfer of Collateral. As security for the full, prompt and complete performance by Pledgor of all of the Obligations, Pledgor hereby pledges and grants a security interest to the Secured Party, for the benefit of the Lenders, in and to the Collateral. Contemporaneously with the delivery hereof, (i) to the extent, if any, that such Pledged Interests (as defined in Section 2.02) are represented by certificates, Pledgor is herewith delivering to the Secured Party the certificates evidencing the Pledged Interests, together with assignments separate from certificate, duly endorsed in blank for transfer or (ii) to the extent, if any, that such Pledged Interests are not represented by certificates, the Pledgor, by sending a letter substantially in the form of Exhibit B hereto to EPD has caused EPD (a) to register the Secured Party in such issuer’s records or such issuer’s transfer agent’s records as the registered assignee of the Pledgor’s interest in such uncertificated Pledged Interests and (b) to notify the Secured Party of such registration in favor of the Secured Party by sending to the Secured Party a letter substantially in the form of Exhibit C hereto. Pledgor hereby further agrees to do any and all further things and to execute, and to cause EPD to execute, any and all further documents (including without limitation UCC-1 financing statements) as the Secured Party shall require or as shall be necessary to effectuate the perfection of the security interest created hereunder in the Collateral. Secured Party is expressly authorized to file UCC financing statements identifying the Collateral without the signature of Pledgor.

Section 1.04 Release of Collateral. Section 2.09 of the Credit Agreement provides for the release of Pledged Interests upon satisfying certain conditions. If any Pledged Interests are released in accordance with Section 2.09, the Secured Party and the Pledgor agree that (i) Exhibit A attached hereto will be updated to reflect the Pledged Interests immediately following such release and (ii) Pledgor will instruct EPD to modify the Collateral Assignment in favor of the Secured Party registered on the records of EPD and/or EPD’s transfer agent to reflect the Pledged Interests immediately following such release.

ARTICLE II

DEFINITIONS

Section 2.01 Terms Defined Above. As used in this Agreement, the terms defined above shall have the meanings respectively assigned to them.

Section 2.02 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings, unless the context otherwise requires:

“Code” means the Uniform Commercial Code as presently in effect in the State of New York. Unless otherwise indicated by the context herein, all uncapitalized terms which are defined in the Code shall have their respective meanings as used in Articles 8 and 9 of the Code.

“EPD” means Enterprise Products Partners L.P., a Delaware limited partnership, or any legal successor entity thereto.

“Event of Default” means any event specified in Section 6.01.

“Obligations” shall have the meaning given to such term in the Credit Agreement.

“Obligor” means any Person, other than Pledgor, liable (whether directly or indirectly, primarily or secondarily) for the payment or performance of any of the Obligations whether as maker, co-maker, endorser, guarantor, accommodation party, general partner or otherwise.

“Pledged Interests” means the common units representing limited partner interests in EPD held by Pledgor and described or referred to in attached Exhibit A, but not any of Pledgor’s obligations from time to time as a holder of such common units (unless Secured Party or its designee, on behalf of Secured Party and the Lenders, shall elect to become a holder of units of limited partnership interest in EPD in connection with the exercise of remedies pursuant to the terms hereof); and all additional common units representing limited partner interests, if any, constituting Collateral under this Agreement.

“Solvent” means, with respect to Pledgor on a particular date, that on such date (i) the fair value of the property of Pledgor is greater than the total amount of liabilities, including contingent liabilities, of Pledgor, (ii) the present fair salable value of the assets of Pledgor is not less than the amount that will be required to pay the probable liability of Pledgor on its debts as they become absolute and matured, (iii) Pledgor is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) Pledgor does not intend to, and does not believe that it will, incur debts or liabilities beyond Pledgor’s ability to pay as such debts and liabilities mature, taking into account the possibility of refinancing such debt or selling such assets, and (v) Pledgor is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which Pledgor’s property would constitute unreasonably small capital. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 2.03 Credit Agreement Terms. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Section 2.04 Section References. Unless otherwise provided for herein, all references herein to Sections are to Sections of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

In order to induce Secured Party to accept this Agreement, Pledgor represents and warrants to Secured Party (which representations and warranties will survive the creation and payment of the Obligations) that:

Section 3.01 Ownership of Collateral; Encumbrances. Except as otherwise permitted by the Credit Agreement, Pledgor is the record and beneficial owner of the Collateral free and clear of any Lien except for the security interest created by this Agreement, and Pledgor has full right, power and authority to pledge, assign and grant a security interest in the Collateral to Secured Party.

Section 3.02 No Required Consent. No authorization, consent, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body (other than the filing of financing statements) is required for (i) the due execution, delivery and performance by Pledgor of this Agreement, (ii) the grant by Pledgor of the security interest granted by this Agreement or (iii) the perfection of such security interest, which has not been obtained or taken on or prior to the date hereof (other than the filing of financing statements).

Section 3.03 Pledged Interests. As of February 28, 2023, the Pledged Interests constitute 0.83% of the issued and outstanding common units representing limited partner interests in EPD. The Pledged Interests have been duly authorized and validly issued, and are fully paid and non-assessable.

Section 3.04 First Priority Security Interest. The pledge of the Collateral pursuant to this Agreement, the registration of the Secured Party as the holder on the books of EPD and/or EPD’s transfer agent, and the filing of appropriate financing statements in the relevant jurisdictions create a valid and perfected first priority security interest in the Collateral, enforceable against Pledgor and all third parties and securing payment of the Obligations.

Section 3.05 Pledgor’s Location; Name; Etc. Pledgor’s location, within the meaning of Section 9-307(e) of the Code, is Delaware. The true and correct name of Pledgor is set forth in the first paragraph of this Agreement and the organizational identification number of Pledgor is 3979169.

Section 3.06 Prior Names. Pledgor has not used or conducted business in the last five years under any other name or trade name.

ARTICLE IV

COVENANTS AND AGREEMENTS

Pledgor will at all times comply with the covenants and agreements contained in this Article 4, from the date hereof and for so long as any part of the Obligations (other than any indemnity which is not yet due and payable) are outstanding.

Section 4.01 Sale, Disposition or Encumbrance of Collateral. Except as otherwise permitted by the Credit Agreement, Pledgor will not in any way encumber any of the Collateral (or permit or suffer any of the Collateral to be encumbered) or sell, pledge, assign, lend or otherwise dispose of or transfer any of the Collateral to or in favor of any Person other than Secured Party.

Section 4.02 Voting Rights; Dividends or Distributions. Except as otherwise set forth in this Agreement, until both (i) an Event of Default shall have occurred and be continuing and (ii) either (a) the Loans have become due and payable at their stated maturity and have not been paid, (b) the Loans have been declared due and payable pursuant to Article VII of the Credit Agreement, or (c) Secured Party has given notice to Pledgor of Secured Party’s intent to exercise its rights under Section 6.02:

(a) Pledgor shall be entitled to exercise any and all voting, management and/or other consensual rights and powers inuring to an owner of the Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement and the other Loan Documents.

(b) Pledgor shall be entitled to receive and retain (free and clear of and no longer subject to this Agreement or the Lien created pursuant to this Agreement) any and all dividends, distributions and interest paid in respect of the Collateral, provided, however, that any and all

(i) dividends and interest paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for (including, without limitation, any certificate, share or interest purchased or exchanged in connection with a tender offer or merger agreement), any Collateral,

(ii) dividends and other distributions paid or payable in cash in respect of any Collateral in connection with a partial or total liquidation or dissolution, or reclassification, and

(iii) cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, any Collateral,

shall be, and shall be promptly delivered to Secured Party to hold as, Collateral and shall, if received by Pledgor, be received in trust for the benefit of Secured Party, be segregated from the other property or funds of Pledgor, and be promptly delivered to Secured Party as Collateral in the same form as so received (with any necessary endorsement), provided further, however, in no event shall the foregoing proviso be applicable to, or prevent the Pledgor from receiving and retaining any securities that are not pledged or intended or required to be pledged to the Secured Party pursuant to any Security Instrument, including this Agreement.

Section 4.03 Records and Information. Pledgor shall keep accurate and complete records of the Collateral (including proceeds, payments, distributions, income and profits). Pledgor will promptly provide written notice to Secured Party of all information which in any way affects the filing of any financing statement or other public notices or recordings pertaining to the perfection of a security interest in the Collateral, or the delivery and possession of items of Collateral for the purpose of perfecting a security interest in the Collateral. Upon reasonable advance notice and during normal business hours, Pledgor shall permit representatives of Secured Party to inspect and make abstracts of its records.

Section 4.04 Certain Liabilities. Other than with respect to the obligations of the Secured Party expressly set forth in this Agreement or required by applicable law, Pledgor hereby assumes all liability for the Collateral, the security interest created hereunder and any use, possession, maintenance, management, enforcement or collection of any or all of the Collateral.

Section 4.05 Further Assurances. Upon the request of Secured Party, Pledgor shall (at Pledgor’s expense) execute and deliver all such assignments, certificates, instruments, securities, financing statements, notifications to financial intermediaries, clearing corporations, issuers of securities or other third parties or other documents and give further assurances and do all other acts and things as Secured Party may reasonably request to perfect Secured Party’s interest in the Collateral or to protect, enforce or otherwise effect Secured Party’s rights and remedies hereunder.

Section 4.06 Rights to Sell. If Secured Party shall determine to exercise its rights to sell all or any of the Collateral pursuant to its rights hereunder, Pledgor agrees that, upon request of Secured Party, Pledgor will, at its own expense:

(a) execute and deliver, and use all reasonable efforts to cause each issuer of the Collateral contemplated to be sold and the directors and officers thereof to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts and things, as may be necessary or, in the reasonable opinion of Secured Party, advisable to register such Collateral under the provisions of the Securities Act of 1933, as from time to time amended (the “Securities Act”), if such registration is, in the opinion of Secured Party, necessary or advisable to effect a public distribution of the Collateral, and to cause the registration statement relating thereto to become effective and to remain effective for such period as prospectuses are required by law to be furnished, and to make all amendments and supplements thereto and to the related prospectus which, in the opinion of Secured Party, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto;

(b) use all reasonable efforts to qualify the Collateral under the state securities or “Blue Sky” laws and to obtain all necessary governmental approvals for the sale of the Collateral, as requested by Secured Party;

(c) use all reasonable efforts to cause each such issuer to make available to its security holders, as soon as practicable, an earnings statement which will satisfy the provisions of Section 11(a) of the Securities Act; and

(d) use all reasonable efforts to do or cause to be done all such others acts and things as may be necessary to make such sale of the Collateral or any part thereof valid and binding and in compliance with applicable law.

Pledgor further acknowledges the impossibility of ascertaining the amount of damages which would be suffered by Secured Party by reason of the failure by Pledgor to perform any of the covenants contained in this Section 4.06 and consequently agrees that if Pledgor shall fail to perform any of such covenants, it shall pay (to the extent permitted by law), as liquidated damages, and not as penalty, an amount (in no event to exceed the amount of Obligations then outstanding) equal to the value of the Collateral on the date the Secured Party shall demand compliance with this Section 4.06.

Section 4.07 Changes in Collateral. Pledgor shall advise Secured Party promptly, completely, accurately, in writing and in reasonable detail: (a) of any material encumbrance upon or claim asserted against any of the Collateral; and (b) of the occurrence of any event that would have a material adverse effect upon Secured Party’s security interest.

Section 4.08 Status of Pledgor. Notwithstanding anything contained herein to the contrary, Pledgor represents and warrants and covenants and agrees that:

(a) As of the Effective Date, Pledgor is Solvent and reasonably expects to be able to pay its debts from its assets as the same shall become due; and

(b) Pledgor shall not engage in any business other than the ownership, management and operation of (i) the Collateral, and (ii) Equity Interests, securities, inter-company loans or advances and other indebtedness that is not prohibited by the Credit Agreement, notes and other intangible assets. Pledgor will conduct and operate its business as presently conducted and operated in all material respects.

ARTICLE V

RIGHTS, DUTIES AND POWERS OF SECURED PARTY

The following rights, duties and powers of Secured Party are applicable irrespective of whether an Event of Default occurs and is continuing:

Section 5.01 Discharge Encumbrances. Secured Party may, at its option, three (3) Business Days after receipt by Pledgor of prior written notice from Secured Party of its intent to do so, discharge any Liens at any time levied or placed on the Collateral that are prohibited by the Credit Agreement and that are not being contested in good faith by appropriate proceedings. Pledgor agrees to reimburse Secured Party within five (5) days after demand for any payment so made, plus interest thereon from the date of Secured Party’s demand at the rate per annum equal to 2% plus the rate applicable to ABR Loans as provided in Section 2.13(a) of the Credit Agreement.

Section 5.02 Transfer of Collateral. Subject to the terms of the Credit Agreement, Secured Party may transfer any or all of the Obligations, and upon any such transfer Secured Party may transfer its interest in any or all of the Collateral and shall be fully discharged thereafter from all liability therefor. Any transferee of the Collateral shall be vested with all rights, powers, duties and remedies of Secured Party hereunder.

Section 5.03 Cumulative and Other Rights. The rights, powers and remedies of Secured Party hereunder are in addition to all rights, powers and remedies given by law or in equity. The exercise by Secured Party of any one or more of the rights, powers and remedies herein shall not be construed as a waiver of any other rights, powers and remedies, including, without limitation, any other rights of set-off.

Section 5.04 Disclaimer of Certain Duties. The powers conferred upon Secured Party by this Agreement are to protect its interest in the Collateral and shall not impose any duty upon Secured Party to exercise any such powers. Pledgor hereby agrees that Secured Party shall not be liable for, nor shall the indebtedness evidenced by the Obligations be diminished by, Secured Party’s delay or failure to collect upon, foreclose, sell, take possession of or otherwise obtain value for the Collateral.

Section 5.05 Custody and Preservation of the Collateral. Secured Party shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which comparable secured parties accord comparable collateral, it being understood and agreed, however, that Secured Party shall not have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not Secured Party has or is deemed to have knowledge of such matters, or (ii) taking any necessary steps to preserve rights against Persons or entities with respect to any Collateral.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01 Events. An “Event of Default” (as defined in the Credit Agreement) which has occurred and is continuing shall constitute an Event of Default under this Agreement.

Section 6.02 Remedies. Upon the occurrence and during the continuance of any Event of Default, Secured Party may take any or all of the following actions without notice or demand to Pledgor (except that Secured Party will not take any action in the case of paragraph (b) below until ten (10) Business Days after receipt by Pledgor of written notice from Secured Party of its intent to do so):

(a) Subject to applicable provisions contained in the Credit Agreement, declare all or part of the indebtedness pursuant to the Obligations immediately due and payable and enforce payment of the same by any Obligor.

(b) Sell, in one or more sales and in one or more parcels, or otherwise dispose of any or all of the Collateral in any commercially reasonable manner as Secured Party may elect, in a public or private transaction, at any location as deemed reasonable by Secured Party either for cash or credit or for future delivery at such price as Secured Party may reasonably deem fair, and (unless prohibited by the Uniform Commercial Code, as adopted in any applicable jurisdiction) Secured Party may be the purchaser of any or all Collateral so sold and may apply upon the purchase price therefor any Obligations secured hereby. Any such sale or transfer by Secured Party either to itself or to any other Person shall be absolutely free from any claim of right by Pledgor, including any equity or right of redemption, stay or appraisal which Pledgor has or may have under any rule of law, regulation or statute now existing or hereafter adopted. Upon any such sale or transfer, Secured Party shall have the right to deliver, assign and transfer to the purchaser or transferee thereof the Collateral so sold or transferred. If Secured Party reasonably deems it advisable to do so, it may restrict the bidders or purchasers of any such sale or transfer to Persons or entities who will represent and agree that they are purchasing the Collateral for their own account and not with the view to the distribution or resale of any of the Collateral. Secured Party may, at its discretion, provide for a public sale, and any such public sale shall be held at such time or times within ordinary business hours and at such place or places as Secured Party may fix in the notice of such sale. Secured Party shall not be obligated to make any sale pursuant to any such notice. Secured Party may, without notice or publication, adjourn any public or private sale by announcement at any time and place fixed for such sale, and such sale may be made at any time or place to which the same may be so adjourned. In the event any sale or transfer hereunder is not completed or is defective in the opinion of Secured Party, such sale or transfer shall not exhaust the rights of Secured Party hereunder, and Secured Party shall have the right to cause one or more subsequent sales or transfers to be made hereunder. If only part of the Collateral is sold or transferred such that the Obligations remain outstanding (in whole or in part), Secured Party’s rights and remedies hereunder shall not be exhausted, waived or modified, and Secured Party is specifically empowered to make one or more successive sales or transfers until all the Collateral shall be sold or transferred and all the Obligations are paid. In the event that Secured Party elects not to sell the Collateral, Secured Party retains its rights to dispose of or utilize the Collateral or any part or parts thereof in any manner authorized or permitted by law or in equity, and to apply the proceeds of the same towards payment of the Obligations.

(c) Apply proceeds of the disposition of the Collateral to the Obligations in any manner elected by Secured Party and permitted by the Code or otherwise permitted by law or in equity. Such application may include, without limitation, the reasonable attorneys’ fees and legal expenses incurred by Secured Party.

(d) Appoint any Person as agent to perform any act or acts necessary or incident to any sale or transfer by Secured Party of the Collateral.

(e) Receive, change the address for delivery, open and dispose of mail addressed to Pledgor, and to execute, assign and endorse negotiable and other instruments for the payment of money, documents of title or other evidences of payment, shipment or storage for any form of Collateral on behalf of and in the name of Pledgor.

(f) Exercise all other rights and remedies permitted by law or in equity.

Section 6.03 Attorney-in-Fact. Pledgor hereby irrevocably appoints Secured Party as Pledgor’s attorney-in-fact, with full authority in the place and stead of Pledgor and in the name of Pledgor or otherwise, from time to time in Secured Party’s discretion upon the occurrence and during the continuance of an Event of Default, but at Pledgor’s cost and expense, three (3) Business Days after receipt by Pledgor of written notice from Secured Party of its intent to do so, to take any action and to execute any assignment, certificate, financing statement, stock power, notification, document or instrument which Secured Party may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to receive, endorse and collect all instruments made payable to Pledgor representing any dividend, interest payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same.

Section 6.04 Reasonable Notice. If any applicable provision of any law requires Secured Party to give reasonable notice of any sale or disposition or other action, Pledgor hereby agrees that ten days’ prior written notice shall constitute reasonable notice thereof. Such notice, in the case of public sale, shall state the time and place fixed for such sale and, in the case of private sale, the time after which such sale is to be made.

Section 6.05 Pledged Securities. Upon both (i) the occurrence and during the continuance of an Event of Default and (ii) either (a) the Loans becoming due and payable at their stated maturity and not paid, (b) the Loans being declared due and payable pursuant to Article VII of the Credit Agreement, or (c) Secured Party giving prior written notice to Pledgor of Secured Party’s intent to exercise its rights under Section 6.02:

(a) All rights of Pledgor to receive the dividends, distributions and interest payments which it would otherwise be authorized to receive and retain pursuant to Section 4.02 shall cease, and all such rights shall thereupon become vested in Secured Party who shall thereupon have the sole right to receive and hold as Collateral such dividends, distributions and interest payments, but Secured Party shall have no duty to receive and hold such distributions, dividends and interest payments and shall not be responsible for any failure to do so or delay in so doing.

(b) All distributions, dividends and interest payments which are received by Pledgor contrary to the provisions of this Section 6.05 shall be received in trust for the benefit of Secured Party, shall be segregated from other funds of Pledgor and shall be promptly paid over to Secured Party as Collateral in the same form as so received (with any necessary endorsement).

(c) Secured Party may exercise any and all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining to any of the Pledged Interests as if it were the absolute owner thereof, including without limitation, the right to exchange at its discretion, any and all of the Pledged Interests upon the merger, consolidation, reorganization, recapitalization or other readjustment of any issuer of such Pledged Interests or upon the exercise by any such issuer or Secured Party of any right, privilege or option pertaining to any of the Pledged Interests and in connection therewith, to deposit and deliver any and all of the Pledged Interests with any committee, depository, transfer agent, registrar or other designated agency upon such terms and conditions as it may determine, all without liability except to account for property actually received by it, but Secured Party shall have no duty to exercise any of the aforesaid rights, privileges or options and shall not be responsible for any failure to do so or delay in so doing.

Section 6.06 Non-judicial Enforcement. To the extent permitted by law, Secured Party may enforce its rights hereunder without prior judicial process or judicial hearing, and to the extent permitted by law Pledgor expressly waives any and all legal rights which might otherwise require Secured Party to enforce its rights by judicial process.

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 7.01 Notices. Any notice required or permitted to be given under or in connection with this Agreement shall be in writing and shall be mailed by first class or express mail, postage prepaid, or sent by telex, telegram, telecopy or other similar form of rapid written transmission or personally delivered to the receiving party. All such communications shall be mailed, sent or delivered at the address respectively indicated in the opening paragraph hereof or at such other address as either party may have furnished the other party in writing. Any communication so addressed and mailed shall be deemed to be given when so mailed, any notice so sent by rapid written transmission shall be deemed to be given when receipt of such transmission is acknowledged by the receiving operator or equipment, and any communication so delivered in person shall be deemed to be given when receipted for or actually received by Pledgor or Secured Party, as the case may be. Any notice given to Pledgor shall be sent to: EPCO Holdings, Inc., 1100 Louisiana Building, Suite 1000, Houston, Texas 77002, Attention of Treasurer, Telecopy No.: 713/381-8200.

Section 7.02 Amendments and Waivers. Secured Party’s acceptance of partial or delinquent payments or any forbearance, failure or delay by Secured Party in exercising any right, power or remedy hereunder shall not be deemed a waiver of any obligation of Pledgor or any Obligor, or of any right, power or remedy of Secured Party; and no partial exercise of any right, power or remedy shall preclude any other or further exercise thereof. Secured Party may remedy any Event of Default hereunder or in connection with the Obligations without waiving the Event of Default so remedied. Pledgor hereby agrees that if Secured Party agrees to a waiver of any provision hereunder, or an exchange of or release of the Collateral, or the addition or release of any Obligor or other Person, any such action shall not constitute a waiver of any of Secured Party’s other rights or of Pledgor’s obligations hereunder. This Agreement may be amended only by an instrument in writing executed jointly by Pledgor and Secured Party and may be supplemented only by documents delivered or to be delivered in accordance with the express terms hereof.

Section 7.03 Copy as Financing Statement. A photocopy or other reproduction of this Agreement may be delivered by Pledgor or Secured Party to any financial intermediary or other third party for the purpose of transferring or perfecting any or all of the Pledged Interests to Secured Party or its designee or assignee.

Section 7.04 Possession of Collateral. Secured Party shall be deemed to have possession of any Collateral in transit to it or set apart for it (or, in either case, any of its agents, affiliates or correspondents).

Section 7.05 Redelivery of Collateral. If any sale or transfer of Collateral by Secured Party results in full satisfaction of the Obligations, and after such sale or transfer and discharge there remains a surplus of proceeds, Secured Party will deliver to Pledgor such excess proceeds in a commercially reasonable time; provided, however, that Secured Party shall not have any liability for any interest, cost or expense in connection with any delay in delivering such proceeds to Pledgor.

Section 7.06 Governing Law; Jurisdiction. This Agreement and the security interest granted hereby shall be construed in accordance with and governed by the laws of the State of New York (except to the extent that the laws of any other jurisdiction govern the perfection and priority of the security interests granted hereby).

Section 7.07 Continuing Security Agreement.

(a) Except as otherwise provided by applicable law (including, without limitation, Section 9-620 of the Code), no action taken or omission to act by Secured Party hereunder, including, without limitation, any exercise of voting or consensual rights pursuant to Section 6.05 or any other action taken or inaction pursuant to Section 6.02, shall be deemed to constitute a retention of the Collateral in satisfaction of the Obligations or otherwise to be in full satisfaction of the Obligations, and the Obligations shall remain in full force and effect, until Secured Party shall have applied payments (including, without limitation, collections from Collateral) towards the Obligations in the full amount then outstanding or until such subsequent time as is hereinafter provided in subsection (b) below.

(b) To the extent that any payments on the Obligations or proceeds of the Collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent the Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received by Secured Party, and Secured Party’s security interests, rights, powers and remedies hereunder shall continue in full force and effect. In such event, this Agreement shall be automatically reinstated if it shall theretofore have been terminated pursuant to Section 7.08.

Section 7.08 Termination. The grant of a security interest hereunder and all of Secured Party’s rights, powers and remedies in connection therewith shall remain in full force and effect until Secured Party has executed a written release or termination statement and reassigned to Pledgor without recourse or warranty any remaining Collateral and all rights conveyed hereby. Upon (i) the complete payment of the Obligations (other than any indemnity which is not yet due and payable), (ii) the expiration of all outstanding Letters of Credit, and (iii) the termination of the Commitments, Secured Party, at the written request and expense of Pledgor, will release, reassign and transfer the Collateral to Pledgor and declare this Agreement to be of no further force or effect. Notwithstanding the foregoing, Section 4.04 and the provisions of subsection 7.07(b) shall survive the termination of this Agreement.

Section 7.09 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts. Each counterpart is deemed an original, but all such counterparts taken together constitute one and the same instrument. This Agreement becomes effective upon the execution hereof by Pledgor and delivery of the same to Secured Party, and it is not necessary for Secured Party to execute any acceptance hereof or otherwise signify or express its acceptance hereof.

Section 7.10 Limitation by Law. All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they shall not render this Agreement invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law.

Section 7.11 Interest. Notwithstanding anything herein or in any other Loan Document to the contrary, if at any time the interest rate applicable to any of the transactions contemplated hereby, together with all fees, charges and other amounts which are treated as interest on such transactions under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Secured Party or any Lender in accordance with applicable law, the rate of interest payable in respect of such transactions hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such transactions but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to Secured Party or any Lender in respect of other periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together (to the extent lawful) with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by Secured Party or any Lender.

Section 7.12 Existing Pledge. Pledgor and Secured Party acknowledge that this Agreement amends and restates the Existing Pledge in its entirety, and all security interests created and granted by the Existing Pledge shall continue to exist, remain valid and subsisting, shall not be impaired or released hereby or considered a novation of the obligation thereunder, shall remain in full force and effect and are hereby renewed, extended, carried forward and conveyed as security for the Obligations.

[Signatures begin on next page]

PLEDGOR:	EPCO HOLDINGS, INC.

	By:	/s/ Christian M. Nelly
	Name:	Christian M. “Chris” Nelly
	Title:	Executive Vice President-Finance and Treasurer

SECURED PARTY:	CITIBANK, N.A.

	By:	/s/ Richard Rivera
	Name:	Richard Rivera
	Title:	Vice President

Signature Page to EPCO Holdings Pledge and Security Agreement

EXHIBIT A

PLEDGED INTERESTS

18,000,000 common units representing limited partner interests in EPD, which common units are registered on the books of EPD or EPD’s transfer agent.

Exhibit A – Page 1

EXHIBIT B

FORM OF ASSIGNMENT INSTRUCTION

EPCO Holdings, Inc.

1100 Louisiana St., Suite 1000

Houston, Texas 77002

as of March 31, 2023

Hand Delivery

Enterprise Products Partners L.P. 1100 Louisiana St., Suite 1000 Houston, Texas 77002

ASSIGNMENT INSTRUCTION

You are hereby INSTRUCTED TO REGISTER A COLLATERAL ASSIGNMENT, for value received, against the following uncertificated securities in the manner indicated:

1. Security. 18,000,000 common units (the “Common Units”) held by EPCO Holdings, Inc., a Delaware corporation (the “Registered Owner”), representing limited partner interests in the Delaware limited partnership known as Enterprise Products Partners L.P. (“EPD”).

2. Assignment Instruction. You are INSTRUCTED by the undersigned REGISTERED OWNER of the Common Units, TO REGISTER THE ABOVE DESCRIBED SECURITIES AS SUBJECT TO A COLLATERAL ASSIGNMENT in favor of Citibank, N.A., as Administrative Agent (“Assignee”), so that on registration of such assignment, Assignee shall become the registered assignee of the Common Units, with all the rights incident thereto, subject to the provisions of the Fourth Amended and Restated Pledge and Security Agreement pursuant to which such assignment has been made.

You are further instructed to promptly so inform the Assignee that the Collateral Assignment of the Common Units has been registered on the books of EPD and/or the records of EPD’s transfer agent.

You are hereby further instructed by the undersigned Registered Owner to agree with the Assignee to comply with all instructions originated by the Assignee without further consent by the Registered Owner.

3. Warranties. The undersigned hereby warrants that

a.	It is an appropriate person to originate this instruction; and

b.	It is entitled to effect the instruction here given.

Exhibit B – Page 1

4. This Assignment Instruction is given in replacement of, and supersedes and replaces in its entirety, all prior assignment instructions provided by the undersigned to you with respect to collateral assignments of EPD common units owned by the undersigned in favor of the Assignee.

Executed effective as of the date first above written.

EPCO HOLDINGS, INC.

By:
Name:	Christian M. “Chris” Nelly
Title:	Executive Vice President-Finance and Treasurer

Exhibit B – Page 2

EXHIBIT C

FORM OF REGISTRATION OF ASSIGNMENT

Enterprise Products Partners L.P.

1100 Louisiana St., Suite 1000

Houston, Texas 77002

as of March 31, 2023

Citibank, N.A.

1615 Brett Road, Building #2

New Castle, DE 19720

Attention of EPCO Holdings, Inc. Account Officer

NOTICE OF REGISTRATION OF ASSIGNMENT

Notice is hereby given of the REGISTRATION OF ASSIGNMENT against the following uncertificated securities as indicated below:

1. Security. 18,000,000 common units (the “Common Units”) held by EPCO Holdings, Inc., a Delaware corporation (“Registered Owner”) representing limited partners interests in the Delaware limited partnership known as Enterprise Products Partners, L.P. (“EPD”).

2. Registration of Collateral Assignment. The above-described securities were registered on the books of EPD and/or the records of EPD’s transfer agent as of March 31, 2023, as subject to an assignment pursuant to a Fourth Amended and Restated Pledge and Security Agreement (the “Pledge Agreement”). This REGISTRATION OF COLLATERAL ASSIGNMENT was made on the instruction of the Registered Owner in favor of Citibank, N.A., as Administrative Agent (“Citibank”), which now stands on the books of EPD and/or the records of EPD’s transfer agent as the registered assignee of the Common Units with all rights incident thereto, subject to the provisions of the Pledge Agreement pursuant to which such assignment has been made.

EPD hereby agrees to comply with all instructions with respect to the Common Units that Citibank originates without further consent of the Registered Owner.

3. Notations of Liens, Restrictions or Adverse Claims. The above-described security is not subject to any liens, restrictions or adverse claims other than those permitted pursuant to the Fourth Amended and Restated Credit Agreement dated March 31, 2023, between EPCO Holdings, Inc., the lenders party thereto and Citibank, as Administrative Agent (as the same may be hereafter amended, modified, restated and/or extended).

4. This Notice is given in replacement of, and supersedes in its entirety, the Notice of Registration of Assignment dated as of September 7, 2021 by the undersigned to you with respect to the registration of assignment against 48,000,000 common units held by the undersigned, representing limited partner interests in EPD.

Exhibit C – Page 1

IN WITNESS WHEREOF, EPD has caused this Notice of Registration of Assignment to be signed and executed by its authorized representative effective as of the date first above written.

ENTERPRISE PRODUCTS PARTNERS L.P.

By:	Enterprise Products Holdings LLC, a Delaware limited liability company, its general partner

By:
	Name:	Christian M. “Chris” Nelly
	Title:	Executive Vice President-Finance and Sustainability and Treasurer

Exhibit C – Page 2